Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2013 Stock Incentive Plan, as amended, of The Medicines Company of our reports dated March 2, 2015, with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 7, 2015